As filed with the Securities and Exchange Commission on December , 1996

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 JeffBanks, Inc.
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
         (State or other jurisdiction of incorporation or organization)

                                   23-2189480
                      (I.R.S. Employer Identification No.)

      1609 Walnut Street, Philadelphia, Pennsylvania 19103, (215-564-5040) (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   Betsy Z. Cohen, Esquire, JeffBanks, Inc. 1609 Walnut Street, Philadelphia,
                       Pennsylvania 19103 (215) 564-5040
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

                           J. Baur Whittlesey, Esquire
                            Ledgewood Law Firm, P.C.
                          1521 Locust Street, Suite 800
                             Philadelphia, PA 19102

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box [ ].

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                               Proposed maximum  Proposed maximum
Title of each class               offering           aggregate        Amount of
of securities to be Amount to be  price per          offering       registration
registered          registered     unit(1)            price              fee
--------------------------------------------------------------------------------
Common Stock (par
value $1.00 per
share). . . . . . .  111,329          $27.25     $3,033,715.20         $919.31
--------------------------------------------------------------------------------
(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based upon the average of the high $27.25 and low $27.25 prices reported on the NASDAQ National Market System on December 19, 1996 (a date within 5 business days prior to the date of this filing).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        PROSPECTUS Subject to Completion
                              December _____, 1996

                                 111,329 Shares
                                     [LOGO]

                                 JEFFBANKS, INC.
                                  Common Stock



      The shares (the "Shares") of JeffBanks, Inc. (the "Company") Common Stock (the "Common Stock") offered hereby may be sold by the persons named in "Selling Shareholders" from time to time on the Nasdaq National Market ("Nasdaq") or otherwise, in special offerings, secondary distributions pursuant to and in accordance with applicable rules, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Shareholders may, as and when Rule 144 under the Securities Act of 1933 is available, sell shares covered by this Prospectus in one or more transactions under said Rule. See "Plan of Distribution."

      The Common Stock is listed for trading on Nasdaq under the symbol "JEFF." On December 19, 1996, the last reported sale price for the Common Stock was $27.25 per share.

      The Company will not receive any part of the proceeds from the sale of the Shares. The Company has agreed to pay certain registration expenses in connection with the offering (excluding brokerage commissions) estimated at approximately $33,144.

      As a bank holding company, the Company is subject to certain regulation under federal banking laws, as more specifically described under "Certain Regulatory Matters." See page 5 of this Prospectus.


             THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
               DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS
                 ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL
                    DEPOSIT INSURANCE CORPORATION, ANY OTHER
                        GOVERNMENTAL AGENCY OR OTHERWISE.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                    The date of this Prospectus is December , 1996.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov. The Company's Common Stock is authorized for quotation on Nasdaq and, accordingly, such materials and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-3 (No. 333- ) (together with any amendments thereto, the "Registration Statement"), under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or incorporated by reference therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, previously filed with the Commission (File No. 0-22850) pursuant to Section 13 of the Exchange Act, are incorporated by reference herein and made a part hereof: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; (v) the Company's Current Report on Form 8- K filed October 9, 1996; (vi) the description of the Company's Common Stock contained in Form 8- A filed with the Commission on November 9, 1993, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and (v) the Company's Joint Proxy Statement/Prospectus, included as part of the registration statement on form S-4 (Registration No. 333-16261), filed pursuant to Rule 424(b) under the Securities Act of 1933.

      All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing  in  this  Prospectus  should  be  read in  conjunction  with,  and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

      The Company will provide without charge, to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits not specifically incorporated by reference therein). Written or oral requests for such copies should be directed to: Secretary, JeffBanks, Inc., 1609 Walnut Street, Philadelphia, Pennsylvania 19103, (215) 564-5040.

                                   THE COMPANY

General

      The Company is a Pennsylvania chartered, registered bank holding company headquartered in Philadelphia with two wholly-owned subsidiaries, Jefferson Bank ("Jefferson PA") and Jefferson Bank of New Jersey ("Jefferson NJ"). The Company operates principally through its subsidiary banks which are engaged in the commercial banking business in Philadelphia, Pennsylvania and its immediately adjacent Pennsylvania and New Jersey suburbs. The Company currently operates an executive office, twenty-four retail branch offices and a mortgage loan production office.

      The Company's executive offices are located at 1609 Walnut Street, Philadelphia 19103, and its telephone number is (215)564-5040. As used in this Prospectus, the term "Company" means the Company and its consolidated Subsidiaries.

      Additional information concerning the Company is included in the documents of the Company incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

Recent Developments

      On September 5, 1996, the Company, United Valley Bancorp. ("UVHC"), United Valley Bank ("UVB") (the wholly-owned banking subsidiary of UVHC) and JeffBanks Acquisitioncorp., Inc. ("Company Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company agreed to acquire UVHC by means of a merger of Company Merger Sub with and into UVHC (the "Merger"). Provided that all of the conditions to the consummation of the Merger are satisfied or waived, UVHC will become a wholly-owned subsidiary of the Company. Immediately following the Merger, UVB will be merged into Jefferson PA, with Jefferson PA being the surviving institution (the "Bank Acquisition"). It is anticipated that the Merger will be accounted for on a pooling of interests basis.

      In consideration of the Merger, on the Merger Effective Date, each share of UVHC Common Stock issued and outstanding immediately prior to the Merger Effective Date will, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become .339 of a share of the Company's Common Stock.

      Consummation of the Merger is conditioned upon, among other things, (i) approval of the Merger by the required vote of the shareholders of UVHC, which approval will be sought at a Special Meeting of the Shareholders of UVHC to be held on January 10, 1997; (ii) approval of the Merger by the shareholders of the Company, which approval will be sought at a Special Meeting of the Shareholders of the Company on January 10, 1997; and (iii) procurement by the Company of approval by the Federal Reserve Board (or a waiver of the need therefor) and the Pennsylvania Department of Banking (the "PA Department") of the Merger and the Bank Acquisition and the expiration of applicable statutory waiting periods relating thereto.

      UVHC is a bank holding company registered under the Bank Holding Company Act of 1956 (the "Holding Company Act") owning as its principal asset UVB (in which it owns 100% of the outstanding capital stock), through which if offers retain and commercial banking services at three branches in Philadelphia and its immediate Pennsylvania suburbs. As of September 30, 1996, UVHC had, on a consolidated basis, total assets of $122.4 million, total deposits of $104 million and shareholders' equity of 12.8 million. Additional information concerning the Merger is included in the documents of the Company incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                           CERTAIN REGULATORY MATTERS

      The Company and its banking subsidiaries are extensively regulated under both federal and state law. The regulation and supervision of the Company and its bank subsidiaries is designed primarily for the protection of depositors and not the respective institutions or their shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. A change in applicable law or regulation may have a material effect on the business of the Company or its bank subsidiaries.

General

      The Company is a registered  bank holding  company  under the Bank Holding
Company Act of 1956, as Amended (the "Holding Company Act"). As such, it is required to file with the Federal Reserve Bank ("FRB") an annual report and such additional information as the FRB may require pursuant to the Holding Company Act, and is subject to regular examination by the FRB. The Holding Company Act limits the activities which may be engaged in by the Company and its subsidiaries to those of banking and the management of banking organizations, and to certain non-banking activities, including those activities which the FRB has found, by order or regulation, to be so closely related to banking or managing or controlling banks as to be proper incidents thereto. Such activities include, among other things, and, subject to certain limitations, operating a mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; acting as an insurance agent for certain types of credit related insurance and providing certain securities brokerage services for customers. The Company has no present plans to engage in any of these activities other than through its subsidiary banks. The FRB has adopted certain capital adequacy guidelines pertaining to bank holding companies. The Company currently exceeds all such guidelines.

      Under FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. It is the FRB policy that, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice, and/or a violation of FRB regulations.

      The FRB has also issued policy statements which provide that bank holding companies generally should pay dividends only out of current operating earnings.

      The Company is subject to additional regulation by the Pennsylvania Department of Banking (the "PA Department"). Pennsylvania law currently permits Pennsylvania bank holding companies to own an unlimited number of banking subsidiaries.

Limitations on Dividends from Subsidiary Banks

      There are various legal limitations on the extent to which Jefferson PA and Jefferson NJ may pay dividends to the Company. With respect to Jefferson PA, the Pennsylvania Banking Code of 1965, as amended (the "1965 Code"), provides that dividends may be declared and paid only out of accumulated net earnings (undivided profits). Where surplus is less than 50% of the amount of Jefferson PA's capital (defined as par value multiplied by the number of shares outstanding), no dividend may be paid or declared without the prior approval of the PA Department until surplus is equal to 50% of the total amount of capital. Where surplus is less than 100% of capital, until such time as surplus equals capital, at least 10% of net earnings must be transferred to surplus prior to the declaration of a dividend. The PA Department has the power to issue orders prohibiting the payment of dividends where such payment is deemed to be an unsafe or unsound banking practice.

      With respect to Jefferson NJ, the New Jersey Banking Act of 1948, as amended (the "1948 Act"), provides that a bank may declare and pay dividends on its capital stock if stated capital will not be reduced following the payment of any such dividend. A bank also may not pay a dividend if, after payment thereof, it will have a surplus of less than 50% of stated capital unless such dividend would not reduce surplus.

Pennsylvania Regulation of Jefferson PA

      As a Pennsylvania state-chartered commercial bank, Jefferson PA is subject to the applicable provisions of the 1965 Code, and the regulations of the PA Department adopted thereunder. Jefferson PA derives its lending and investment powers from these laws and is subject to examination from time to time by the PA Department. The 1965 Code provides for extensive regulation of the business of Jefferson PA, including limitations on the amount of interest it may charge on various loans, limitations on the amount of credit it may extend to any one customer and limitations on its ownership of shares of stock in other entities, including banks and trust companies. Any merger of Jefferson PA and another institution must receive the prior approval of the PA Department. In addition, the 1965 Code prohibits any person from acquiring more than 10% of any class of outstanding stock of any bank (5% of any such class if the bank had net operating loss carry forwards, as defined in the Internal Revenue Code, in excess of 20% of the bank's total shareholders' equity), without the prior approval of the PA Department. Exempted from prior approval of the PA Department are stock acquisitions by the issuing bank or a person who controls the bank and acquisitions through a merger or consolidation approved by the U.S. Comptroller of the Currency. The 1965 Code regulates the establishment of branch offices and sets minimum capital stock and surplus requirements (with which Jefferson PA complies). Under the 1965 Code, banks are permitted to operate branch offices statewide. Approval of the PA Department is required for amendments to the Articles of Incorporation of Jefferson PA.

      Pennsylvania has adopted a reciprocal interstate banking law which currently permits, subject to certain conditions, out-of-state bank holding companies located in all fifty states to acquire banks and bank holding companies in Pennsylvania, provided Pennsylvania bank holding companies are accorded reciprocal rights. Subject to the reciprocity requirement and to the prior approval of the PA Department,

Pennsylvania permits out-of-state bank holding companies to enter the state either by acquisition of an existing Pennsylvania bank or bank holding company or by establishment of a new bank in Pennsylvania. Approval of the PA Department is also required if a Pennsylvania bank holding company acquires an out-of-state bank or bank holding company. Currently, the interstate banking laws determined by the PA Department to be fully reciprocal with the Pennsylvania law include the laws of the states of New Jersey, New York and Ohio. However the Riegle-Neal Act, summarized below, will supersede Pennsylvania law, subject to certain conditions.

New Jersey Regulation of Jefferson NJ

      As a state-chartered commercial bank, Jefferson NJ is subject to the applicable provisions of the 1948 Act and the regulations of the New Jersey Department of Banking (the "NJ Department") adopted thereunder. Jefferson NJ derives its lending and investment powers from these laws, and is subject to examination from time to time by the NJ Department. Jefferson NJ is required to comply with various provisions of New Jersey law regarding its deposit and lending business, including limitations on the amount of interest it may charge on various loans, limitations on the amount of credit it may extend to any one customer, restrictions on the amount of capital which may be used for fixed assets and limitations on the amount and nature of its investment in certain entities. In addition, New Jersey law sets minimum capital stock and surplus requirements (with which Jefferson NJ presently complies) and regulates the establishment of branch offices. Approval of the NJ Department is also required for amendments to the Certificate of Incorporation of Jefferson NJ.

      Under the 1948 Act, banks are generally permitted to operate branch offices statewide, except that a bank generally may not establish a branch office in a municipality other than the municipality in which it maintains its principal office which has a population of less than 10,000 persons and in which another banking institution maintains its principal office. Certain capital stock and surplus requirements (with which Jefferson NJ presently complies) also must be satisfied in order to establish additional branch offices.

      New Jersey has a reciprocal interstate banking law which permits, subject to certain conditions, out-of-state bank holding companies to acquire New Jersey banks or bank holding companies or to establish banks in New Jersey, provided the laws of the jurisdiction in which the operations of the out-of-state bank holding company's banking subsidiaries are principally conducted afford reciprocity to New Jersey- based banking institutions. Currently, the interstate banking laws determined by the NJ Department to be fully reciprocal with the New Jersey law include the laws of the states of Pennsylvania, New York and Delaware. However, the Riegle-Neal Act, summarized below, will supersede New Jersey law, subject to certain conditions.

FDIC Regulation

      Jefferson PA and Jefferson NJ are members of the FDIC and, therefore, are subject to additional regulation by that agency. The FDIC must approve the establishment of new branch offices. Dividend payments by a bank are generally prohibited where the bank is in default on its FDIC assessments. Moreover, the FDIC has the power to issue orders prohibiting the payment of dividends where such payment is deemed to be an unsafe or unsound banking practice. The subsidiary banks are subject to examinations from time to time by the FDIC. As members of the FDIC, Jefferson PA and Jefferson NJ are assessed annual premiums based on the amount of their deposits and in part on ratings given them by the FDIC.

Regulations Concerning Liquidity and Capital

      Each regulatory agency referred to above evaluates the adequacy of liquidity of the Company and/or its subsidiary banks at the time of their respective examinations. None of these agencies has required specific liquidity amounts or percentages. Instead, to assess adequacy the agencies consider a variety of factors including historical deposit stability, success in generating new deposits, loan demand and other factors. Based upon current liquidity levels and policies, each agency has, as a result of its most recently concluded examination, determined liquidity and related policies to be adequate. For a discussion of capital adequacy guidelines promulgated by regulators, and the compliance of the Company and its subsidiary banks with such guidelines.

Federal Change in Control and Acquisition Regulation.

      Under the Change in Bank Control Act of 1978 (the "Bank Control Act") and regulations thereunder, persons who intend to acquire control of a bank or bank holding company are required to give at least 60 days prior written notice to the FRB (in the case of a bank holding company) or the FDIC (in the case of a state-chartered non-member bank such as Jefferson PA or Jefferson NJ). Control for the purpose of this regulation exists when the acquiring party obtains voting control of at least 25% of any class of the bank's or holding company's voting securities. Subject to rebuttal, control is presumed to exist when the acquiring party obtains voting control of at least 10% of any class of the bank's or holding company's voting securities if (i) securities issued by the bank or holding company are registered pursuant to Section 12 of the Exchange Act, or (ii) following the acquisition, there would be no holder of that class of the bank's or holding company's voting securities with a holding larger than the acquiring party. Under the Holding Company Act, a company cannot acquire control of a bank or a bank holding company without the prior approval of the FRB. Control has substantially the same definition for these purposes as under the Bank Control Act. The Bank Control Act and the regulations promulgated thereunder authorize the FRB or FDIC, as the case may be, to disapprove any such acquisition on certain specified grounds. With respect to the acquisition of banking organizations, the Company is required to obtain the prior approval of the FRB before it may merge or consolidate with another bank holding company, acquire all or substantially all of the assets of any bank, or acquire ownership or control of any voting shares of any bank, if, after such share acquisition, it will own or control more than 5% of the voting shares of such bank. The Holding Company Act generally prohibits the FRB from approving the acquisition by the Company, or any subsidiary, of any voting shares of, or interest in, or all or substantially all of the assets of, any bank located outside Pennsylvania, unless specifically authorized by the laws of the state in which the target bank is located.

      In addition, under the Bank Merger Act of 1956, as amended, the approval of the appropriate federal bank regulatory agency (the FRB, the Comptroller of the Currency or the FDIC, depending on the resulting institution) is required before either subsidiary bank may merge or consolidate with, or acquire all or substantially all of the assets of, another bank.

FIRREA

      Although the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") pertains primarily to thrift depository institutions (such as savings and loan associations), certain of FIRREA's provisions may affect the Company's subsidiary banks. In particular, FIRREA imposes certain "cross-guarantee" provisions which are applicable to the subsidiary banks, as more fully described below.

      Under FIRREA, all commonly controlled insured depository institutions are liable to the FDIC for any loss the FDIC incurs in connection with defaults of or assistance granted to their affiliated depository institutions. Under such "cross-guarantee" arrangements, each depository institution subsidiary could be subject to claims for amounts the FDIC actually loses in connection with the operation of or assistance granted to an affiliated depository institution in the event it were ultimately to be taken over by the FDIC. Accordingly, one of the Company's subsidiary banks could be subject to "cross-guarantee" claims by the FDIC for losses sustained by the FDIC in the event such agency is required to operate or assist the other subsidiary bank, or any insured depository institution which may be formed or acquired by the Company in the future.

The Improvement Act

      Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Improvement Act") financial institutions are subject to increased regulatory scrutiny and must comply with certain operational, managerial and compensation standards developed by FDIC regulations. Under the Improvement Act, institutions must be classified in one of five defined categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized). In the event an institution's capital deteriorates to the undercapitalized category or below, the Improvement Act prescribes an increasing amount of regulatory intervention, including the adoption by a bank of a capital restoration plan, a guarantee of the plan by its parent holding company and the placement of a hold on increases in assets, number of branches and lines of business. If capital has reached the significantly or critically undercapitalized levels, further material restrictions can be imposed, including restrictions on interest payable on accounts, dismissal of management and (in critically undercapitalized situations) appointment of a receiver or conservator. Critically undercapitalized institutions generally may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt. For well capitalized institutions, the Improvement Act provides authority for regulatory intervention where the institution is deemed to be engaging in unsafe or unsound practices or receives a less than satisfactory examination report rating for asset quality, management, earnings or liquidity. All but well capitalized institutions are prohibited from accepting brokered deposits without prior regulatory approval. Under currently existing standards, the Company and both of its subsidiary banks are deemed to be "well capitalized."

      The Improvement Act also requires federal banking regulators to issue new rules establishing certain minimum standards to which an institution must adhere, including standards requiring a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses and, to the extent feasible, a minimum ratio of market value to book value. Additional regulations are required to be developed relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits. The Improvement Act also requires all institutions in general to undergo an annual regulatory examination and requires an institution with total assets of at least $500 million to have annual audits, establish an independent audit committee of its board of directors and undergo an annual regulatory examination.

The Riegle-Neal Act

      On September 29, 1994, the President signed into law the "Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994" (the "Interstate Act"). Among other things, the Interstate Act permits bank holding companies to acquire banks in any state one year after enactment. Pennsylvania law was recently amended to authorize any out-of-state bank holding company to acquire control of any state or national bank located in Pennsylvania after it receives prior written approval from the Department. Beginning June 1, 1997, a bank may merge with a bank in another state so long as both states have not opted out of interstate branching between the date of enactment of the Interstate Act and May 31, 1997. States may enact laws opting out of interstate branching before June 1, 1997, subject to certain conditions. States may also enact laws permitting interstate merger transactions before June 1, 1997 and host states may impose conditions on a branch resulting from an interstate merger transaction that occurs before June 1, 1997, if the conditions do not discriminate against out-of-state banks, are not preempted by federal law and do not apply or require performance after May 31, 1997. Pennsylvania has recently enacted a law opting in immediately to interstate merger and interstate branching transactions. Interstate acquisitions and mergers would both be subject, in general, to certain concentration limits and state entry rules relating to the age of the bank.

      Under the Interstate Act, the Federal Deposit Insurance Act is amended to permit the responsible federal regulatory agency to approve the acquisition of a branch of an insured bank by an out-of-state bank or bank holding company without the acquisition of the entire bank or the establishment of a "de novo" branch only if the law of the state in which the branch is located permits out-of-state banks to acquire a branch of a bank without acquiring the bank or permits out-of-state banks to establish "de novo" branches. Pennsylvania recently passed such a law.

      The foregoing necessarily is a summary and general description of certain provisions of the Interstate Act and does not purport to be complete. Many of the provisions of each will be implemented through the adoption of regulations by the various federal banking agencies. Moreover, many of the significant provisions of the legislation have not yet become effective.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Shares offered by the Selling Shareholders.

                         DETERMINATION OF OFFERING PRICE

      The Shares may be sold from time to time on Nasdaq at market prices for the Common Stock prevailing at the time of the sale.

                              SELLING SHAREHOLDERS

      The Selling Shareholders listed below acquired the Shares pursuant to the terms of an Amended and Restated Agreement of Merger (the "Merger Agreement") dated May 30, 1995, by and among

Constitution Bancorp, Inc., Constitution Bank, Jefferson Bank and the Company. Under the Merger Agreement, the Company became obligated to (i) prepare and file the Registration Statement under the Securities Act covering the sale of the Shares, (ii) use its best efforts to cause the Registration Statement to be declared effective by December 31, 1996 and (iii) use its best efforts to maintain the Registration Statement in effect for three years from the effective date thereof.

      The following table sets forth, as of September 30, 1996, all of the Shares of the Company's Common Stock owned by the each of the Selling Shareholders. Although all of such Shares were registered under the Registration Statement and thereby deemed to be offered for sale, there can be no assurance that all or any part of any particular Selling Shareholder's holdings will be sold.

Selling Shareholder                        Shares Available for Sale

Anzalone, Robert S ...............................     863

Beausang, Michael F., Jr.(1) .....................     619

Bettinger, Edward J ..............................
and Dorothy T., h/w ..............................     309

Blatt, Rita J ....................................     863

Bonner, Francis J., Jr., M.D .....................     694

Brooke, David L ..................................
Self Declaration of Trust
Dated April 10, 1971 .............................     970

Butera, Charles J. and Mary G., ..................     863
Ten. Com. w/out Rt. Sur ..........................

Butera, Harry ....................................     134

Butera, H. Kenneth ...............................     181

Butera, H. Kenneth, Cohen, Stuart N ..............
& Palmer, Kevin A., Trustees for the
Butera, Beausang, Cohen & Brennan
Employees' Pension Plan(1) .......................   2,450

Butera, Raymond L ................................     528

Butera, Robert J .................................     863

Byrne, James R. and
Rebecca C., Ten. Ent .............................     863

Selling Shareholder                        Shares Available for Sale

Cantor, Edward ...................................     518

Cantor, Ronald ...................................     560

Carberry, Anne E .................................     120

Carberry, Anne E. and
Gaudiosi, Peter A., Jr., Jt. Ten .................     231

Carberry, Helene M ...............................     515

Carberry, Louis A. and
Carberry, Elizabeth, Jt. Ten .....................     111

Cede & Co. (James Davidson, Broker)
Participant No. 918 ..............................     268

Cede & Co. (Life & Health Insurance Company
of America) Participant No. 2616 .................     268

Cohen, Sarle H ...................................     896

Cohen, Stuart N ..................................     344

Coleman, Robert J ................................   2,243

Continental Bank .................................   1,121
Supervised Loan Department

Davidson, James M ................................     268

Dean Witter Reynolds Inc. ........................
(Herbert Kean) ...................................     858

Dean Witter Reynolds Inc. ........................
(Gross, Jack P.) .................................   1,121

DelRaso, Vincent
and Dolores, Ten. Ent ............................   1,120

D'Eramo, Elizabeth Carberry ......................     401

DeVincent, Frances M .............................   2,438

Selling Shareholder                        Shares Available for Sale

DeVincent, Henry G., M.D. and
DeVincent, Frances M., Ten. Ent ..................   1,857

DeVincent, Henry G., M.D .........................   2,884

DeVincent, Henry G., Jr ..........................     232

DeVincent, John D ................................     232

DeVincent, Richard T .............................     232

DiDomenico, Matthew J., Sr .......................     886

DiMarzio, Amy Lynn Ferris ........................   2,128

Donaldson, Lufkin & Jenrette
Securities Corporation (Robert J. Butera) ........     113

Duggan & Brown Inc. ..............................
Pension Plan,
Trustees of, U/A 3/1/83 ..........................   1,061

Duggan, Joseph B .................................   2,067

A.G. Edwards & Sons, Inc. ........................
Custodian for Fiumara,
Christopher J ....................................
Rollover IRA Account
(Acct. No. 414-259480) ...........................     867

Elliott, John M ..................................   2,243

Ferris, Carl W ...................................   3,365

Ferris, Constance F ..............................   3,365

Ferris, Constance F ..............................
and DiMarzio, Amy L. Ferris
Trustees for Meyer, Bethany A.,
Trust No.#2, 2/1/86 ..............................     729

Ferris, Constance F. and
DiMarzio, Amy L. Ferris
Trustees for Meyer, Eric G.,
Trust No. #2, 2/1/86 .............................     729

Selling Shareholder                        Shares Available for Sale

Ferris, Constance F ..............................
and DiMarzio, Amy L. Ferris
Trustees for Meyer, Robyn P.,
Trust No. #2, 2/1/86 .............................     729

Fiero, Jay R., P.C ...............................
Pension Trust ....................................     970

Gardiner, Charlotte A ............................   1,121

H. & B. Investments, Inc. ........................     863

Hess, Susan M ....................................     135

Hobyak-Tatta, Barbara Jane .......................     863

Hobyak, Beverly A ................................     863

Hobyak, Michael S. and
Gilbert, Laurel
Hobyak, Trustees for the Holly A .................
Hobyak Trust U/A dated 7/1/91 ....................   1,327

Hobyak, John A. and
Hobyak, Beverly A ................................
Custodians for Hobyak,
Holly Anne,
Unif. Gift. Min. Act PA ..........................   1,121

Hobyak, John A., Jr.(2) ..........................   10,766

Janney Montgomery Scott Inc. .....................
(O'Hara, Patrick M.) .............................   1,871

Kean, Herbert, M.D ...............................     185

Laman, Gayle .....................................     890

Laman, Peter P., Jr ..............................   4,261

Laman-Loesche Supply Co., Inc. ...................
Employees' Profit Sharing Plan ...................   6,844

Larkin, William P., Jr ...........................
and Patricia Ann .................................     868

Selling Shareholder                        Shares Available for Sale

Leahy, James J., Jr ..............................   1,121

Mac & Co. (Upper Merion
Investment) ......................................     323

Maguire, Daniel J., Jr ...........................     863

Markmann, William J. and
Markmann, Margaret Mart T.,
Ten. Ent .........................................   1,121

Mazzei, Robert and Agnes T.,
Jt. Ten ..........................................     245

McStravick, James W ..............................   1,812

Murphy, Edward R .................................
Murphy, Karen M., Ten. Ent .......................   1,307

Murphy, Edward R .................................   3,101

Murphy, Karen M ..................................     185

Mutart, Steven L .................................     111

National Bank of Boyertown .......................     185

O'Hara, William J., Jr. and
O'Hara, A. Deborah ...............................     309

O'Hara, Patrick M ................................     371

Parker, William B., Individual,
Trustee of the William B. Parker
Trust (A Revocable Trust) Dtd. 11/16/92 ..........   1,121

The Partnership for
Bank Capital .....................................   1,293

Patterson & Co. ..................................
(Frederick M. Hassold Adv. A/Tr)
Account No. 08356-00-5 ...........................     215

Patterson & Co. ..................................
(Robert H. Hassold)

Selling Shareholder                        Shares Available for Sale

Account No 08357-00-3 ............................     215

Physical Medicine Associates Inc. ................
Pension Fund .....................................     258

Poley, Arthur ....................................     224

Pollard, Alfred and
Patricia, Ten. Ent ...............................   1,121

Pollard, John L ..................................     197

Professional Law Association
Profit Sharing Trust .............................     863

Prudential-Bache Securities
Incorporated
(Account f/b/o John M. Elliott
Accont No. 990-000107-1 MSC
(C6993) ..........................................     790

Rigterink, George H ..............................   3,055

Robertson, Frances S .............................     239

Serad, Marie T ...................................   1,040

Shellbolt & Co. (Statutory
Liquidator for World Life) .......................     215

Siliquini, Fisher & Associates
Profit Sharing Plan ..............................   1,078

Stein, Alfred and
Charlotte, Ten. Ent ..............................     896

Stengel, Ronald F ................................   1,121

Trentalange, Silvio ..............................   1,121

Uricchio, Joseph F. and
Uricchio, Frances K.,
Ten. Ent .........................................   1,121

Vetrano, Kathleen B ..............................     172

Selling Shareholder                        Shares Available for Sale

Wellington Limited Partnership ...................   2,299

Winslow, Teresa A. DeVincent .....................     232

Young, Thomas J. and
Young, Nancy J.,
Ten. Ent .........................................   1,121

All Selling Shareholders
as a group .......................................   111,329

---------------------
(1) Mr. Beausang, a member of Butera, Beausang, Cohen & Brennan and a beneficiary of such firm's pension plan, is a director of Jefferson PA.
(2)  Mr. Hobyak is a director of Jefferson PA.

                              PLAN OF DISTRIBUTION

      The distribution of the Shares by the Selling Shareholders may be effected from time to time, in one or more transactions on Nasdaq or otherwise, in special offerings, secondary distributions pursuant to and in accordance with applicable rules and regulations of the Commission and Nasdaq, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Selling Shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Shareholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Shareholders may, as and when Rule 144 under the Securities Act of 1933 is available, sell shares covered by this Prospectus in one or more transactions under said Rule.

      Selling Stockholders and/or purchasers of the Shares for whom they may act as agent. Selling Shareholders and broker-dealers that participate with Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting compensation. The Company has no basis for estimating either the number of shares of Common Stock that will ultimately be sold by the Selling Shareholders or the prices at which such shares will be sold.
                                  LEGAL OPINION

      The validity of the Common Stock being offered hereby is being passed on by Ledgewood Law Firm, P.C., counsel to the Company. A member of such firm is a director of Jefferson PA.

                                     EXPERTS

      The consolidated financial statements of the Company as of and for the years ended December 31, 1995 and 1994 incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon appears therein, and in reliance upon such report of Grant Thornton LLP, given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of the Company for the year ended December 31, 1993 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1995 have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of such firm as experts in auditing and accounting.

  No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the securities to which this Prospectus relates, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or solicitation of any offer to buy such securities in any circumstances in which such an offer is or solicitation is unlawful.

                                TABLE OF CONTENTS

                                                                  Page
Available Information...........................................
Incorporation of Certain Documents by Reference.................
The Company.....................................................
Certain Regulatory Matters......................................
      General...................................................
      Limitations on Dividends from Subsidiary Banks............
      Pennsylvania Regulation of Jefferson PA...................
      New Jersey Regulation of Jefferson NJ.....................
      FDIC Regulation...........................................
      Regulations Concerning Liquidity and Capital..............
      Federal Change in Control and Acquisition
      Regulation................................................
      FIRREA....................................................
      The Improvement Act.......................................
      The Riegle-Neal Act.......................................
Use of Proceeds.................................................
Determination of Offering Price.................................
Selling Shareholders............................................
Plan of Distribution............................................
Legal Opinion...................................................
Experts.........................................................
Indemnification.................................................







                                   111,329 Shares



                                     [LOGO]



                                 JEFFBANKS, INC.



                                  Common Stock






                                   PROSPECTUS









                                                    December    , 1996

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated to be:

                  Registration Fee............................     $        918
                  NASD Listing Fee............................            2,226
                  Legal Fees and Expenses.....................           15,000
                  Accountant's Fees and Expenses..............            3,500
                  Printing Costs..............................            7,000
                  Blue Sky Fees...............................            1,500
                  Miscellaneous Expenses......................            3,000
                                                                       --------
                           TOTAL..............................          $33,144
                                                                         ======

Item 15.  Indemnification of Directors and Officers.

         Pursuant to the Pennsylvania Business Corporation Law, the Bylaws of the Company provide that a director of the Company is not personally liable, as such, for monetary damages for any act taken, or any failure to take action, unless (a) the director has breached or failed to perform the duties of his office and (b) the breach or failure constitutes self-dealing, willful misconduct or recklessness. The Bylaw provision does not eliminate the personal monetary liability of a director where such director is responsible or liable pursuant to any criminal statute or for the payment of taxes.

         Pursuant to the Bylaws of the Company, the Company is required to indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer, as the case may be, of the Company.

Item 16.  Exhibits.

         Exhibit No.

         5                 Opinion of Ledgewood Law
                           Firm, P.C. regarding legality
                           of the securities to be
                           registered.

         23       (a)      Consent of Ledgewood Law Firm, P.C.
                           (included in Exhibit 5).


         23       (b)      Consent of Grant Thornton LLP

                  (c)      Consent of Price Waterhouse LLP.

Item 17.  Undertakings.

         (a)      The undersigned registrant undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To  include  any   prospectus   required  by
                                    section  10(a)(3)  of the  SecuritiesAct  of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(a) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December , 1996.

                                 JEFFBANKS, INC.


                                           By:/s/Betsy Z. Cohen
                                              Betsy Z. Cohen
                                              Chairman of the Board and
                                              Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below in so signing also makes, constitutes and appoints Betsy Z. Cohen, Harmon S. Spolan and Edward E. Cohen, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post effective amendments to this Registration Statement with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in- fact's substitute or substitutes may do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.



/s/Betsy Z. Cohen                                     Date: December 18   , 1996
Betsy Z. Cohen, Chairman of the Board,
Chief Executive Officer and Director
(Chief Executive Officer)


/s/Edward E. Cohen                                    Date: December 18   , 1996
Edward E. Cohen, Chairman of the Executive
Committee and Director


/s/Paul Frenkiel                                      Date: December 18   , 1996
Paul Frenkiel, Senior Vice President - Finance,
Chief Financial Officer and Controller
(Chief Financial and Accounting Officer)

/s/Hersh Kozlov                                       Date: December 18   , 1996
Hersh Kozlov, Director


/s/Arthur Makadon                                     Date: December 18   , 1996
Arthur Makadon, Director


                                                      Date:               , 1996
P. Sherrill Neff, Director


/s/James R. Sibel                                     Date: December 18   , 1996
James R. Sibel, Chief Credit Officer
and Director


/s/William H. Lamb                                    Date: December 18   , 1996
William H. Lamb, Director


/s/Harmon S. Spolan                                   Date: December 18   , 1996
Harmon S. Spolan, President and Director


                                                      Date:               , 1996
William D. White, Director